Item 77Q1(d) - Instruments Defining the Rights of
Holders of New Share Classes
On April 3, 2017, the Registrant filed Post-Effective
Amendment No. 86 ("PEA No. 86") to the Registration
Statement of SunAmerica Series, Inc. (File No.: 333-11283) on Form N-1A, which became effective upon filing in accordance with Rule 485(b) under the Securities Act of 1933, as amended. Filed as Exhibit(a)(xxxvi) to Part C of PEA No. 86 are Articles Supplementary to the Charter of
SunAmerica Series, Inc., which, among other things, defines the rights of the Class T shares and Class W shares of AIG Focused Dividend Strategy Fund and AIG Strategic
Value Fund, as applicable. PEA No. 86, including
Exhibit(a)(xxxvi) thereto, is incorporated herein by reference (SEC Accession No. 0001193125-17-108754).